Exhibit 5.1

NEW YORK		ATLANTA
LONDON		BALTIMORE
SINGAPORE		WILMINGTON
PHILADELPHIA		MIAMI
CHICAGO	FIRM and AFFILIATE OFFICES	BOCA RATON
WASHINGTON, DC		PITTSBURGH
SAN FRANCISCO		NEWARK
SILICON VALLEY		LAS VEGAS
SAN DIEGO		CHERRY HILL
SHANGHAI	www.duanemorris.com	LAKE TAHOE
TAIWAN		MYANMAR
BOSTON		OMAN
HOUSTON		A GCC REPRESENTATIVE OFFICE
LOS ANGELES		OF DUANE MORRIS
HANOI
HO CHI MINH CITY		ALLIANCES IN MEXICO
AND SRI LANKA

October 3, 2017

Paramount Gold Nevada Corp.

665 Anderson Street

Winnemucca, NV 89445

Re:	Paramount Gold Nevada Corp. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Paramount Gold Nevada Corp., a Nevada corporation (the “Company”), in connection with the Underwriting Agreement, dated October 3, 2017 (the “Agreement”), by and among Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation, as representatives of the several underwriters, and the Company, pursuant to which the Company may issue and sell up to 3,520,000 shares of common stock, $0.01 par value per share (the “Shares”), including up to 320,000 shares of common stock that may be sold pursuant to the exercise of an option to purchase additional shares. The Shares are being offered and sold pursuant to the Company’s registration statement on Form S-3 (File No. 333-218295) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) and declared effective on June 8, 2017 (the “Registration Statement”), a base prospectus dated June 8, 2017 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), preliminary prospectus supplement, dated October 2, 2017 (together with the Base Prospectus, the “Preliminary Prospectus Supplement”), and a prospectus supplement dated October 3, 2017 (together with the Base Prospectus, the “Prospectus Supplement”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. Our opining herein is limited to the Business Corporation Act of the State of Nevada and the federal laws of the United States of America.

DUANE MORRIS LLP A DELAWARE LIMITED LIABILITY PARTNERSHIP ONE RIVERFRONT PLAZA, 1037 RAYMOND BLVD., SUITE 1800 NEWARK, NJ 07102-5429	GREGORY R. HAWORTH, RESIDENT PARTNER PHONE: +1 973 424 2000 FAX: +1 973 424 2001

October 3, 2017

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and further consent to all references to us in the Prospectus Supplement under “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,